Exhibit 10.2

AMERIGAS PROPANE, INC.
DESCRIPTION OF COMPENSATION ARRANGEMENT
FOR
R. PAUL GRADY

R. Paul Grady is Vice President and Chief Operating Officer of AmeriGas Propane, Inc., the general partner of AmeriGas Partners, L.P. Mr. Grady has an oral agreement with AmeriGas Propane, Inc. which includes the following:

Mr. Grady:

1.	has an annual base salary of $400,000, effective January 12, 2012;

2.	participates in AmeriGas Propane, Inc.’s annual bonus plan, with bonus payable based on the achievement of pre-approved financial and/or business performance objectives, which support business plans and strategic goals;

3.	participates in AmeriGas Propane, Inc.’s long-term compensation plans, the 2010 Long-Term Incentive Plan, with annual awards as determined by the Compensation/Pension Committee, and UGI Corporation’s 2004 Omnibus Equity Compensation Plan, with annual awards as determined by the UGI Corporation Compensation and Management Development Committee;

4.	will receive cash benefits upon termination of his employment without cause following a change in control of AmeriGas Propane, Inc., AmeriGas Partners, L.P. or UGI Corporation; and

5.	participates in AmeriGas Propane, Inc.’s benefit plans, including the AmeriGas Propane, Inc. Senior Executive Employee Severance Plan and the AmeriGas Propane, Inc. Supplemental Executive Retirement Plan.